Exhibit 23.1

Board of Directors

Momentous Holdings Corp

Gentlemen:

We consent to the use to the Registration Statement on Form S-1 of our report dated July 15, 2016 relating to the financial statements of Momentous Holdings Corp. as of May 31, 2016 and 2015 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

April 19, 2017